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Annual Statement as to Compliance

For the Year Ended December 31, 2025 (the “Reporting Period”)

Issued by:

Berkadia Commercial Mortgage LLC

To:

Citi Group

February 20, 2026

Pursuant to Sub-Servicing Agreement governing the referenced transaction, as an authorized officer of Berkadia Commercial Mortgage LLC (“Berkadia”), I hereby attest that:

         i.            A review of the activities of Berkadia as Subservicer during the period (reporting period) and of its performance under this Subservicing Agreement has been made under my supervision and responsible for assessing compliance with the Applicable Servicing Criteria.

       ii.            To the best of my knowledge, based on such review, Berkadia as Subservicer has fulfilled all of its material obligations under this Subservicing Agreement throughout the period.

Deal Information:

Investor Number	Deal Name	Library	Section in the Subservicing agreement
187	CGCMT 2016-GC36	A	3.06
263	CGCMT 2016-GC36 Key	A	3.06
274	CGCMT 2016-GC37 Key	N	N/A
22120	BMARK 2022-B35	A	3.01

/s/ Andrea Kopanaiko

Andrea Kopanaiko

VP - Servicing Compliance

BERKADIA.COM

323 Norristown Rd, Suite 300, Ambler, PA 19002

BERKADIA COMMERCIAL MORTGAGE LLC